Execution Version

Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 5, 2023,

among

GPM PETROLEUM LP,
as the Borrower,

Certain Subsidiaries of the Borrower
from time to time party hereto,
as Guarantors,

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION,

SANTANDER BANK, N.A., and WELLS FARGO BANK, N.A.

as Co-Syndication Agents,

FIFTH THIRD BANK, NATIONAL ASSOCIATION

RAYMOND JAMES BANK

as Co-Documentation Agents

and

The Lenders from time to time party hereto

CAPITAL ONE, NATIONAL ASSOCIATION,

BOFA SECURITIES, INC.,

KEYBANC CAPITAL MARKETS INC.

SANTANDER BANK, N.A.

WELLS FARGO BANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

i

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Section 10.11	Keepwell	146

v

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Schedules

Schedule 1.1 Lender Commitments

Schedule 1.2 Distribution Contract

Schedule 3.3 Patriot Act Information

Schedule 3.9 ERISA Matters

Schedule 3.12 Subsidiaries

Schedule 3.16 Real Property; Business Locations

Schedule 3.19 Material Contracts

Schedule 6.2 Liens

Schedule 9.2 Notices

Exhibits

Exhibit 1.1(a) Form of Assignment and Assumption

Exhibit 1.1(b) Form of Joinder Agreement

Exhibit 1.1(c) Form of Notice of Borrowing

Exhibit 1.1(d) Form of Notice of Conversion/Extension

Exhibit 2.1(e) Form of Revolving Loan Note

Exhibit 2.4(d) Form of Swingline Loan Note

Exhibit 2.15(a) Form of U.S. Tax Compliance Certificate

Exhibit 2.15(b) Form of U.S. Tax Compliance Certificate

Exhibit 2.15(c) Form of U.S. Tax Compliance Certificate

Exhibit 2.15(d) Form of U.S. Tax Compliance Certificate

Exhibit 4.1(h) Form of Solvency Certificate

Exhibit 5.2(a) Form of Compliance Certificate

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This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 5, 2023 (this “Agreement”), is entered into by and among GPM PETROLEUM LP, a Delaware limited partnership (together with its successors and assigns, the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and as the Issuing Lender (as defined below).

RECITALS:

WHEREAS, the Borrower and the Guarantors are party to that certain Amended and Restated Credit Agreement, dated as of July 15, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the guarantors party thereto from time to time, Capital One, National Association, as administrative agent, the lenders party thereto from time to time, and the other parties party thereto.

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders mutually desire to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREOF, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

AGREEMENT:

Article I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose or resulting, directly or indirectly, in the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of (a) Equity Interests, other ownership interests or other securities of any Person, (b) bonds, notes or debentures of any Person, (c) any assets of any Person, or (d) any Person by way of merger, consolidation, amalgamation or any combination with such Person.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

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“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as may from time to time be amended, modified, amended and restated, supplemented or restated.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) Adjusted Term SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by the Administrative Agent at its principal office in the United States of America as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or Term SOFR no longer accurately reflects an accurate determination of the prevailing Prime Rate or Term SOFR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or Adjusted Term SOFR for an Interest Period of one (1) month.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Consolidated Total Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans

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shall be the percentage set forth under the column “Alternate Base Rate Margin,” (b) Revolving Loans that are SOFR Loans shall be the percentage set forth under the column “SOFR Margin & L/C Fee,” (c) the Letter of Credit Fee shall be the percentage set forth under the column “SOFR Margin & L/C Fee,” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Consolidated Total Leverage Ratio	SOFR Margin & L/C Fee	Alternate Base Rate Margin	Commitment Fee
I	Less than 2.50 to 1:00	2.25%	1.25%	0.300%
II	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.50%	1.50%	0.375%
III	Greater than or equal to 3.00 to 1.00 but less than 3.50	2.75%	1.75%	0.375%
	to 1.00
IV	Greater than or equal to 3.50 to 1.00 but less than 4.00	3.00%	2.00%	0.500%
	to 1.00
V	Greater than or equal to 4.00 to 1.00	3.25%	2.25%	0.500%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.1(a), Section 5.1(b) and Section 5.2(a) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties fail to provide the financial information or certifications in accordance with the provisions of Section 5.1(a), Section 5.1(b) and Section 5.2(a), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such date as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Consolidated Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margin shall be determined based on the pro forma Consolidated Total Leverage Ratio as certified by a Responsible Officer of the Borrower on the Closing Date pursuant to Section 4.1(l) until the financial information and certificates required to be delivered pursuant to Section 5.1(b) and Section 5.2(a) for the fiscal quarter ended March 31, 2023, have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Section 5.1 or Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable

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Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 2.7 and Section 7.1.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, Capital One, National Association, BofA Securities, Inc., KeyBanc Capital Markets Inc., Santander Bank, N.A., and Wells Fargo Bank, N.A.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(a) or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.2(l).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(b)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and

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(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest

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period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.12(a) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.12(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.12(b).

“Beneficial Ownership Certification” shall mean a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” shall have the meaning set forth in Section 9.28(b).

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“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Building” shall mean a “Building” or “Manufactured (Mobile) Home,” each as defined in the applicable Flood Insurance Laws.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia or New York, New York are authorized or required by law to close and, when determined in connection with notices and determinations in respect of SOFR or any SOFR Loan or any funding, conversion, continuation, Interest Period or payment of any SOFR Loan, that is also a U.S. Government Securities Business Day.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards No. 13 (as amended and modified from time to time) and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto relating to a Capital Lease determined in accordance with GAAP.

“Capital One” shall mean Capital One, National Association.

“Capital One Engagement Letter” shall mean that certain Engagement Letter, dated as of April 17, 2023, among GPM Investments, the Borrower and the Administrative Agent.

“Cash Collateral” shall have a meaning correlative to the definition of Cash Collateralize and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender, as applicable.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term

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commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2-a7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

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(i) GPM Investments shall cease to own and control, directly or indirectly, Equity Interests in the Borrower representing at least 35% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in the Borrower;

(ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than by GPM Investments (directly or indirectly), of Equity Interests representing more than 50% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in the Borrower and such Person or group shall be entitled to vote such Equity Interests pursuant to the terms of the Partnership Agreement;

(iii) within any period of twelve (12) consecutive calendar months, individuals who were (A) members of the board of managers, or similar governing body, of the General Partner on the first day of such period, (B) appointed or nominated by such individuals referred to in the foregoing clause (A), or (C) appointed or nominated by GPM Investments, shall not constitute a majority of the members of the board of managers, or similar governing body, of the General Partner;

(iv) GPM Investments shall cease to own, directly or indirectly, Equity Interests of the General Partner representing at least a majority of the aggregate voting power and non-voting economic interests represented by the issued and outstanding Equity Interests in the General Partner or cease to possess the power to direct or cause the direction of the management or policies of the General Partner;

(v) the General Partner shall cease to be the sole general partner of the Borrower or in any way cease to possess the power to direct or cause the direction of the management or policies of the Borrower;

(vi) except for transactions permitted by Section 6.4, the Borrower shall cease to own and Control, directly or indirectly, all of the Equity Interests of GPM Opco or any other Credit Party; or

(vii) a “Change of Control” (as defined in the Partnership Agreement as in effect on the date of this Agreement).

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure all or any part of the Obligations.

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“Commitment” shall mean the Revolving Commitments, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.4(a).

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to, but excluding, the Revolving Maturity Date, and (b) with respect to Letters of Credit, the period from and including the Closing Date to, but excluding, the date that is thirty (30) days prior to the Revolving Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate of the LOC Obligations and principal amount of outstanding Loans, in each case, owing to such Lender and Participation Interests of such Lender at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or (o) of the Code.

“Compliance Certificate” shall have the meaning set forth in Section 5.2(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid; provided, however, that prior to the Required Lender Notice Date, the definition of Consideration shall not include any consideration paid in the form of the issuance of Equity Interests (other than Disqualified Equity) of the Borrower.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall mean, for any period of determination, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) other non-cash charges (excluding reserves for future cash charges) of the Credit

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Parties and their Subsidiaries for such period, (v) transaction fees and expenses incurred in connection with negotiation, execution, and delivery of this Agreement and the consummation of the Transactions incurred during such period and on or before the Closing Date, in an aggregate amount not to exceed $5,000,000 and only to the extent such fees and expenses are reasonable and customary for such transactions, as approved by the Administrative Agent in its sole discretion and (vi) reasonable and customary transaction costs and expenses incurred in connection with Permitted Acquisitions (irrespective of whether such Permitted Acquisitions close) in an aggregate amount for all Permitted Acquisitions not to exceed $2,000,000 (or such greater amount approved in writing by the Required Lenders), minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, minus (d) any other non-recurring, non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries). Consolidated EBITDA shall be calculated after giving effect to, without duplication, any Permitted Acquisition made during the applicable period of determination as if such Permitted Acquisition had occurred on the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, determined on a trailing four-quarter basis.

“Consolidated Interest Expense” shall mean, for any period of determination, the total interest expense paid in cash (including, without limitation, amortization of debt discount, capitalized interest and the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products or the portion of any payments or accruals in connection with any of the foregoing allocable to interest expense) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis; provided, however, that Consolidated Interest Expense shall not include upfront fees paid in connection with this Agreement or any facility for borrowed money in which fees are paid from the proceeds of such facility.

“Consolidated Net Income” shall mean, for any period of determination, the net income or loss (excluding (a) extraordinary losses and extraordinary gains, and (b) income of any Person in which the Borrower and its Subsidiaries has an interest (which interest does not cause the net income or loss of such other Person to be consolidated with the net income or loss of the Borrower and its Subsidiaries in accordance with GAAP), except to the extent of any net income actually distributed as a cash dividend or other cash distribution by such Person during such period to the Borrower or its Subsidiaries) of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, the sum (without duplication) of all Indebtedness of the Borrower and its Subsidiaries (other than pursuant to clause (h) or (i) (except to the extent of unreimbursed drafts) of the definition of Indebtedness), all as determined on a Consolidated basis.

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“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA determined on a trailing four-quarter basis.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Documentation Agents” shall mean Fifth Third Bank, National Association and Raymond James Bank.

“Co-Syndication Agents” shall mean Bank of America, N.A., KeyBank National Association, Wells Fargo Bank, N.A., and Santander Bank, N.A.

“Covered Entity” shall have the meaning set forth in Section 9.28(b).

“Covered Party” shall have the meaning set forth in Section 9.28(a).

“Credit Documents” shall mean this Agreement, the Notes, the Joinder Agreements (if any), the Letters of Credit, the LOC Documents, the GPM Investments Letter Agreement, the Security Documents, the Capital One Engagement Letter, and any other fee letter entered into between the Borrower or any other Credit Party and the Administrative Agent, the Arrangers or any Lender from time to time in respect of the Extensions of Credit, and all other agreements, instruments and certificates delivered to the Administrative Agent under or in connection with this Agreement.

“Credit Party” shall mean any of the Borrower or the other Guarantors.

“Debtor Plan” shall have the meaning set forth in Section 9.6(f)(iii).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for SOFR Loans, (A) Adjusted Term SOFR plus (B) the Applicable Margin applicable to SOFR Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of

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Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Default Right” shall have the meaning set forth in Section 9.28(b).

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such

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term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Disposition” shall have the meaning set forth in Section 6.4(a).

“Disqualified Equity” shall have the meaning specified in the definition of “Indebtedness.”

“Distribution Contract” shall mean that certain fuel distribution agreement listed on Schedule 1.2.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway, and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) subject to any approvals required under Section 9.6(b)(iii); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) GPM Investments or any Credit Party or any of their respective Affiliates or Subsidiaries, or (B) any Defaulting Lender (or any of their Affiliates).

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any

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Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Event” shall mean: (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in Reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more

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than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the Recitals.

“Exiting Lender” shall mean any lender that is a party to the Existing Credit Agreement that has not executed and delivered this Agreement (and will not have a Commitment hereunder) as of the Closing Date.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one type to another type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

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“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Flood Insurance Laws” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and (f) any regulations promulgated under any of the foregoing.

“Floor” shall mean zero.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns (directly or through its Subsidiaries) no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Fuel Supply Contract” shall mean, collectively, each of the fuel supply contracts of the Borrower or any of its Subsidiaries (i) which accounts for more than 10% of the aggregate gallons of fuel supplied to all Credit Parties during any 12-month period, or (ii) the breach, cancellation, termination or non-renewal of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, fuel supply agreements with Valero Marketing and Supply Company, BP Products North America Inc., Motiva Enterprises, LLC, Equilon Enterprises LLC dba Shell Oil Products US, Marathon Petroleum Company LP, and any of their respective Affiliates.

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“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis.

“General Partner” shall mean GPM Petroleum GP, LLC, a Delaware limited liability company.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GPM Investments” shall mean GPM Investments, LLC, a Delaware limited liability company.

“GPM Investments Letter Agreement” shall mean the letter agreement, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, pursuant to which GPM Investments agrees to provide certain of its financial information and other information described therein to the Administrative Agent for distribution to the Lenders on a periodic basis until the Revolving Maturity Date.

“GPM Opco” shall mean GPM Petroleum, LLC, a Delaware limited liability company.

“Guarantor” shall mean any of the Borrower (with respect to Obligations of its Subsidiaries) or any of the Subsidiaries of the Borrower (with respect to Obligations of the Borrower or any other Subsidiary of the Borrower) that are or may from time to time become parties to this Agreement or a separate Guaranty.

“Guaranty” shall mean the guaranty set forth in Article X and any other separate guaranty in form and substance satisfactory to the Administrative Agent delivered by Subsidiary of the Borrower after the Closing Date.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the

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payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements and any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations but only to the extent such earnout obligations are recorded as liabilities on such Person’s balance sheet in accordance with GAAP) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established in accordance with GAAP) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (h) all net obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all Equity Interests (other than the Preferred A Units) issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration for cash on a date prior to the Revolving Maturity Date (“Disqualified Equity”), (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (l) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer unless such obligations are expressly made non-recourse to such Person, in which case, such non-recourse obligations shall be excluded from the definition of

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Indebtedness; provided that, in the event such obligations are recourse, only the amount of such Person’s liability for such obligations shall be included as Indebtedness hereunder, (m) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles, and (n) all non-contingent obligations of a Credit Party or any of its Subsidiaries under a Fuel Supply Contract or any other agreement to which such Credit Party or Subsidiary is a party to pay, repay, reimburse or indemnify any counterparty under any such agreement for branding expenses, in each case, resulting from the termination of any such agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Industry Competitor” means, on any date, any Person (other than any Credit Party or any of their respective Subsidiaries) that is actively engaged, directly or indirectly, as one of its principal businesses in the wholesale fuel distribution business and has been designated by the Borrower as an “Industry Competitor” by written notice to the Administrative Agent and the Lenders not less than 15 Business Days prior to such date; provided that the term “Industry Competitor” shall not include any Person that the Borrower has subsequently designated as no longer being an “Industry Competitor” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin.”

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any SOFR Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.6(b), the date on which such mandatory prepayment is due, and (e) as to any Revolving Loan, the Revolving Facility Termination Date.

“Interest Period” shall mean, with respect to any SOFR Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three or six months thereafter, in each case, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

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(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such SOFR Loan and ending one, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a SOFR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Borrower fails to give notice as provided above, the Borrower shall be deemed to have selected a SOFR Loan with an Interest Period of one month to replace the affected SOFR Loan;

(iv) no Interest Period in respect of any Revolving Loan shall extend beyond the Revolving Maturity Date; and

(v) no more than six (6) SOFR Loans may be in effect at any time. For purposes hereof, SOFR Loans with different Interest Periods shall be considered as separate SOFR Loans, even if they begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new SOFR Loan with a single Interest Period.

“Investment” shall mean, for any Person, (a) any acquisition of assets constituting a business unit of, or all or substantially all of the assets of, any other Person, (b) the acquisition of Equity Interests of any other Person, (c) any deposit with, or advance, loan or other capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (other than deposits made in the ordinary course of business) or (d) any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of any other Person. For purposes of calculating covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for certain increases or decreases in the value of such investment. “Investment” shall exclude extensions of trade credit and capital expenditures by any Credit Party in the ordinary course of business.

“IPO” shall mean (a) the issuance of common Equity Interests of the Borrower in an initial primary public offering pursuant to an effective registration statement on Form S-1 filed with the SEC in accordance with the Securities Act or (b) the registration of any common (or equivalent)

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Equity Interests of the Borrower under Section 12 of the Exchange Act pursuant to the filing of a Form 8-A under the Exchange Act (or any successor forms thereto) in connection with the direct registration of such Equity Interest on a nationally recognized securities exchange in the United States, in each case on terms and conditions and subject to documentation that shall in each case be in form and substance reasonably satisfactory to the Administrative Agent.

“IRS” shall mean the United States Internal Revenue Service.

“issue” shall mean, with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, or to otherwise amend, such Letter of Credit; and the terms “issued,” “issuing” and “issuance” have corresponding meanings.

“Issuing Lender” shall mean (a) Capital One or (b) such other Lender that agrees to serve as an Issuing Lender, as designated by the Borrower and approved by the Administrative Agent to issue Letters of Credit hereunder, together with any successor to any such Issuing Lender hereunder.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.4(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(b), executed and delivered by a Subsidiary in order to become a Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement, including any Issuing Lender, any Revolving Lender and the Swingline Lender; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

“Letter of Credit” shall mean any standby letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Letter of Credit Expiration Date” shall have the meaning set forth in Section 2.2(a).

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.4(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Liquidity” shall mean the amount (if positive) equal to the sum of (a) the amount of unused Revolving Commitments available to be drawn (including without breaching Section 5.9 on a Pro

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Forma Basis) by the Borrower under the Revolving Facility in accordance with this Agreement plus (b) unrestricted cash and Cash Equivalents of the Credit Parties and cash and Cash Equivalents in accounts pledged in favor of the Administrative Agent at such time.

“Loan” shall mean a Revolving Loan and/or Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) without duplication, the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.2(f).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).

“Material Acquisition” shall mean, any Acquisition (whether in one or more related transactions) to the extent the Consideration payable by any Credit Party or any of its Subsidiaries for such Acquisition exceeds $30,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Affiliate Contracts” shall have the meaning set forth in Section 6.11(c).

“Material Contracts” shall mean, collectively, the Omnibus Agreement, the Distribution Contract and the Fuel Supply Contracts, and each other contract or agreement of a Credit Party (i) relating to fuel distribution which accounts for more than 10% of the aggregate gallons of fuel

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distributed by all Credit Parties during any 12-month period, or (ii) the breach, cancellation, termination or non-renewal of which could reasonably be expected to have a Material Adverse Effect, each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time as expressly permitted by the terms of this Agreement.

“Material Event” shall mean any event, condition or circumstance that occurs or arises that has or could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt in form and substance satisfactory to the Administrative Agent executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Mortgaged Property” shall mean any owned real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning set forth in Section 2.2(l).

“Note” or “Notes” shall mean the Revolving Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b) or a request for a Swingline Loan borrowing pursuant to Section 2.3(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(c).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a SOFR Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a SOFR Loan, or extension of a SOFR Loan, in each case substantially in the form of Exhibit 1.1(d).

“NPL” shall mean the National Priorities List under CERCLA.

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“Obligations” shall mean any and all obligations, Indebtedness, indemnities and other liabilities of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any proceeding under any Debtor Relief Law, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by any Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Lender, any trustee or any Lender under any Credit Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above; provided, however, that with respect to any particular Credit Party, the secured Obligations owing by such Credit Party, or secured by Liens granted by such Credit Party, shall not include any Excluded Swap Obligations in respect of such Credit Party.

“Omnibus Agreement” shall mean, (i) that certain Omnibus Agreement, dated as of January 12, 2016, by and among the Borrower, the General Partner, and GPM Investments, as amended by that certain Amendment No. 1 to Omnibus Agreement, dated as of April 19, 2023, and (ii) at any time on and after the date on which the IPO is completed, any amendment, restatement, amendment and restatement or replacement of the Omnibus Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be further amended, restated, modified and/or supplemented from time to time to the extent expressly permitted by the terms of this Agreement.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

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“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Owned Convenience Stores” shall mean the convenience store properties owned by any Credit Party and listed on Schedule 3.16 (as may be supplemented from time to time by the Borrower pursuant to written notice to the Administrative Agent).

“Participant” shall have the meaning assigned to such term in clause (d) of Section 9.6.

“Participant Register” shall have the meaning specified in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.2(c) and in Swingline Loans as provided in Section 2.3.

“Partnership Agreement” shall mean, the Third Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, a Delaware limited partnership, dated December 3, 2019, as the same may be amended, restated, modified and/or supplemented from time to time to the extent expressly permitted by the terms of this Agreement and in form and substance reasonably satisfactory to the Administrative Agent.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall have the meaning as set forth in the Security Agreement.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit or other assets of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business

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(or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii) with respect to any Material Acquisition, prior to the consummation thereof, the Required Lenders shall have consented in writing to such Material Acquisition and approved the purchase agreement and all other material definitive agreements governing such Material Acquisition;

(iii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;

(iv) the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition and any other information reasonably requested by the Administrative Agent, (B) in each case, to the extent available, most recently available audited financial statements or management-prepared financial statements of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Credit Parties and their Subsidiaries (giving effect to such acquisition), and (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition subject to the reporting requirements of (iii) above, a certificate executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement and that no Default or Event of Default has occurred and is continuing or would result from such acquisition; and

(v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target (to the extent required by their respective Organization Documents or applicable law).

Notwithstanding the foregoing, the acquisition by GPM Opco of certain assets of WTG Fuels Holdings, LLC, in accordance with that certain Asset Purchase Agreement, dated as of December 6, 2022, as amended, by and among GPM Southeast, LLC, GPM Opco, WTG Fuels Holdings, LLC, and the other parties party thereto as in effect on the Closing Date shall constitute a Permitted Acquisition.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

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“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I Reports” shall have the meaning set forth in Section 3.10(d).

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

“Preferred A Units” shall mean the “Class A Preferred Units” under and as defined in the Partnership Agreement.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“QFC” shall have the meaning set forth in Section 9.28(b).

“QFC Credit Support” shall have the meaning set forth in Section 9.28.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower, or any other Credit Party, as the case may be, to reimburse the Issuing Lender pursuant to Section 2.2(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

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“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding more than 50% of the sum of (i) Revolving Credit Exposures and (ii) unused Revolving Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Required Lender Notice Date” shall mean the date on which the Administrative Agent delivers to the Borrower a notice, at the direction of the Required Lenders, that the Required Lender Notice Date is in effect.

“Requirement of Law” shall mean, as to any Person, (a) its Organization Documents, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities of any Governmental Authority, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, the chief executive officer, president, executive vice president, chief financial officer, treasurer, controller or manager of a Credit Party, or in the case of any Credit Party which is a partnership, shall also mean the chief executive officer, president, executive vice president, chief financial officer, treasurer, controller or manager of the general partner of such Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount

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at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount as specified on Schedule 1.1 (as may be modified pursuant to Section 2.20).

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder or in the joinder agreement or amendment contemplated in Section 2.20, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Exposure” shall mean, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in LOC Obligations and Swingline Loans at such time.

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility Termination Date” shall mean the earlier of the Revolving Maturity Date and the date on which the Revolving Commitments have been terminated pursuant to Section 7.2.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1(a).

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Revolving Maturity Date” shall mean May 5, 2028; provided, further, that if any such date is not a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” shall mean any Hedging Agreement of any Credit Party with a Secured Hedging Agreement Counterparty.

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“Secured Hedging Agreement Counterparty” shall mean a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution of a Hedging Agreement) who has entered into a Hedging Agreement with any of the Credit Parties.

“Secured Parties” shall mean the Administrative Agent, each Issuing Lender, each Swingline Lender, each other Lender, the Secured Hedging Agreement Counterparties and the Treasury Management Counterparties.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Second Amended and Restated Pledge and Security Agreement, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, and executed by the Credit Parties in favor of the Administrative Agent, for the benefit of certain Secured Parties.

“Security Documents” shall mean the Security Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, the Mortgage Instruments, each Perfection Certificate, all other agreements, documents and instruments granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure the Obligations whether now or hereafter executed and/or filed, and all other agreements, documents and instruments executed and/or delivered or filed in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” shall mean a Loan that bears interest based on Term SOFR.

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“Specified Default” shall mean an Event of Default under Section 7.1(a), Section 7.1(c) by virtue of a violation of Section 5.9 or Section 7.1(e).

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” shall have the meaning set forth in Section 9.28.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean Capital One and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.3(a).

“Swingline Loan Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Alternate Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” shall mean, for any calculation of the applicable interest rate for an Alternate Base Rate Loan or SOFR Loan, a percentage per annum equal to ten (10) basis points.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Trade Date” shall have the meaning set forth in Section 9.6(f).

“Tranche” shall mean the collective reference to (a) SOFR Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the execution, delivery and performance by each Credit Party of this Agreement and each other Credit Document to which it is a party, the refinancing of the

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Existing Credit Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by each Credit Party on Collateral pursuant to the Security Documents to which it is a party, and the amendment and restatement of this Agreement.

“Treasury Management Agreement” shall mean any agreement governing the provision of (a) commercial credit cards, (b) stored value cards, or (c) treasury or cash management services, including deposit accounts, funds transfers, automated clearinghouse services, auto-borrow services, zero balance accounts, returned check concentration, controlled disbursement services, lockboxes, account reconciliation and reporting services, trade finance services, overdraft protection, and interstate depository network services.

“Treasury Management Counterparty” shall mean each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement with a Credit Party; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 9.28.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (g) of Section 2.15.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the

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election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Types of Loans. For purposes of this Agreement, Loans may be classified and referred to by type (e.g., a “SOFR Loan” or a “Alternate Base Rate Loan”).

Section 1.3 Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.4 Accounting Terms; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in

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conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary contained herein or in any other Credit Document, for all purposes hereunder and under any other Credit Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any change to GAAP as a result of the adoption of Accounting Standards Codification Topic 842, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as an operating lease liability where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2015, (ii) any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.5 Time References. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.6 Execution of Documents. Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

Section 1.7 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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Section 1.8 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LOC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.9 Interest Rates. The Administrative Agent and its Affiliates and their respective officers, directors, agents and employees

(a) shall not be responsible to any Secured Party, the Borrower, any other Credit Party or any other Person, or have any liability for, any incorrect or inaccurate determination of Term SOFR or the Alternate Base Rate for any purpose under any Credit Document; and

(b) do not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

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(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Revolving Lenders severally, but not jointly, agree to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to $800,000,000 (as increased from time to time as provided in Section 2.20(a) and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.5, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or SOFR Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. SOFR Loans and Alternate Base Rate Loans shall be made by each Revolving Lender at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the proposed date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third (3rd) Business Day prior to the date of the requested borrowing in the case of SOFR Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, SOFR Loans or a combination thereof, and if SOFR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a SOFR Loan for an Interest Period of one month. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a SOFR Loan shall be in a minimum aggregate amount of $1,000,000 and in

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integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.6(a). The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Facility Termination Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.7, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii) SOFR Loans. During such periods as Revolving Loans shall be comprised of SOFR Loans, each such SOFR Loan shall bear interest at a per annum rate equal to the sum of Adjusted Term SOFR plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender substantially in the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed $40,000,000 (the “LOC

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Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful business purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as expressly agreed in writing upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended periodically from time to time on the request of the Borrower or annually in accordance with Section 2.2(l); provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is seven (7) days prior to the Revolving Maturity Date (the “Letter of Credit Expiration Date”). Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as approved by the Issuing Lender. No Letter of Credit shall be issued if it would be in contravention of any applicable law or the standard policies and practices and of the Issuing Lender applicable to all applicants.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance, along with a duly executed copy of the Issuing Lender’s standard form of application and agreement for letters of credit. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Revolving Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The

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obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event, including those set forth in Section 2.2(e). Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 1:00 P.M. on a Business Day or, if after 1:00 P.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower fails to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Borrower immediately notifies the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Obligations Absolute, Etc. The Borrower’s obligation to reimburse the Issuing Lender for amounts paid on account of drafts honored under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the

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terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any other Credit Document, any Letter of Credit, any LOC Document, or any term or provision therein, (2) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit, any Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (3) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (4) payment by the Issuing Lender under a Letter of Credit issued by the Issuing Lender against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any LOC Document, or any payment made by any Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, or (5) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection (e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.

(f) Repayment with Revolving Loans. On any day the Borrower requests, or is deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the

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Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender fails to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(g) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower or other account party, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.

(i) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document, this Agreement shall control.

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(j) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.2(a), if a Letter of Credit is in support of any obligations of, or is for the account of a Credit Party or a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Credit Parties or its other Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Credit Parties or other Subsidiaries.

(k) Cash Collateral. At any point in time in which there is a Defaulting Lender, or as of the Letter of Credit Expiration Date, any LOC Obligations for any reason remain outstanding, the Issuing Lender may require the Borrower to Cash Collateralize the LOC Obligations pursuant to Section 2.18.

(l) Auto-Extension Letter of Credit. At the request of the Borrower in any notice delivered pursuant to Section 2.2(b), the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of the issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.2(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

Section 2.3 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed $15,000,000 (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the

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Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. To request a Swingline Loan, the Borrower shall notify the Administrative Agent and Swingline Lender by telephone (and shall subsequently confirm and deliver, by hand delivery, facsimile, E-Fax or (subject to compliance with below) e-mail, a duly completed and executed Notice of Borrowing to the Administrative Agent and the Swingline Lender), not later than 1:00 P.M. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender or otherwise to an account as directed by Borrower in the applicable Notice of Borrowing by 3:00 p.m. on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000, shall bear interest at the Alternate Base Rate plus the Applicable Margin and shall be payable in full by the Borrower upon demand of the Swingline Lender. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Maturity Date. The Swingline Lender may, at any time, in its sole discretion, repay outstanding Swingline Loans by debiting any deposit account maintained by the Borrower or any other Credit Party with the Swingline Lender (to the extent of any funds available in such account at the time) or, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the

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Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.6(a).

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.7, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

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(e) Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.18.

Section 2.4 Fees.

(a) Commitment Fee. Subject to Section 2.19, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(b) Letter of Credit Fees. Subject to Section 2.19, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are SOFR Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times in the Capital One Engagement Letter or as separately agreed in writing between the Borrower and the Administrative Agent.

Section 2.5 Commitment Reductions.

(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative

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Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Revolving Commitment of each Revolving Lender in according to its Revolving Commitment Percentage.

(b) LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c) Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d) Commitment Terminations. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Facility Termination Date.

Section 2.6 Prepayments.

(a) Optional Prepayments and Repayments. The Borrower shall have the right to repay the Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), (ii) Loans that are SOFR Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of SOFR Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent the Borrower elects to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.14, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on

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the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b) Mandatory Prepayments.

(i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in Section 2.6(b)(iv) below).

(ii) Immediately upon receipt by any Credit Party or any Subsidiary of any Credit Party of the proceeds of the incurrence of Indebtedness (other than proceeds from the incurrence of Indebtedness permitted under Section 6.1), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to such proceeds for application in accordance with Section 2.6(b)(iv) below.

(iii) Within five (5) Business Days of the IPO, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to the net cash proceeds raised in the IPO for application in accordance with Section 2.6(b)(iv) below.

(iv) Application of Mandatory Prepayments. All amounts required to be prepaid pursuant to Section 2.6(b)(i), (b)(ii) and (b)(iii) shall be applied (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans, and (3) third to Cash Collateralize the LOC Obligations.

Section 2.7 Default Rate and Payment Dates.

(a) If all or a portion of the principal amount of any Loan which is a SOFR Loan is not paid when due or continued as a SOFR Loan in accordance with the provisions of Section 2.8 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b) Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on, the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.7(b)

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shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Revolving Maturity Date.

Section 2.8 Conversion Options.

(a) The Borrower may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to SOFR Loans or to continue SOFR Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a SOFR Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a SOFR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. SOFR Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a SOFR Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding SOFR Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Any SOFR Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.8(a); provided, that no SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower fails to give timely notice of an election to continue a SOFR Loan, or the continuation of SOFR Loans is not permitted hereunder, such SOFR Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.9 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of Term SOFR on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of

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business on the day on which such change in the Alternate Base Rate becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender ever receives anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.10 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Revolving Commitment Percentages, of the Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.4, second, to interest then due and owing hereunder by the Borrower and, third, to principal then due and owing hereunder and under this Agreement by the Borrower. Each payment on account of any fees pursuant to Section 2.4 shall

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be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.6(a). Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.6(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. All proceeds realized from the liquidation or other Disposition of Collateral or otherwise received after maturity of the Revolving Loans, whether by acceleration or otherwise, shall be applied: (1) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such; (2) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Revolving Lenders and each Issuing Lender and Swingline Lender; (3) third, pro rata to payment of accrued interest on the Revolving Loans and the Swingline Loans; (4) fourth, pro rata to payment of (A) principal outstanding on the Revolving Loans and the Swingline Loans, (B) Obligations referred to in clause (b) of the definition of the term “Obligations” owing to a Secured Hedging Agreement Counterparty, and (C) Obligations referred to in clause (c) of the definition of the term “Obligations” owing to a Treasury Management Counterparty; (5) fifth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LOC Obligations; (6) sixth, all other Obligations and (7) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Requirement of Law.

Section 2.11 Non-Receipt of Funds by the Administrative Agent.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent receives written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available

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to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on

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such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.12 Inability to Determine Interest Rate; Effect of Benchmark Transition Event.

(a) Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining Term SOFR for such Interest Period, or (ii) the Required Lenders reasonably determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of funding SOFR Loans that the Borrower has requested be outstanding as a SOFR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such SOFR Loans, any Loans that were requested to be made as SOFR Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as SOFR Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, SOFR Loans for the Interest Periods so affected.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit

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Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and, if applicable, Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(b)(iv) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.12.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate

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Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.13 Yield Protection.

(a) Increased Costs Generally. If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s

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policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Compensation for Losses.

(a) Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly, but in any event, within ten (10) Business Days, compensate such Lender for and hold such Lender harmless from any loss, cost or expense (in each case, other than Taxes) incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the

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deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

With respect to Section 2.12, Section 2.14 and Section 2.16, each Lender shall treat the Borrower in the same manner as such Lender treats other similarly situated borrowers.

Section 2.15 Taxes.

(a) Issuing Lender. For purposes of this Section 2.15, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses

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arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.15, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

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(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.15(a) to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.15(b) or Exhibit 2.15(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.15(d) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law

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to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the

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replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.16 Illegality. Notwithstanding any other provision of this Agreement, if any Change in Law makes it unlawful for such Lender or its Domestic Lending Office to make or maintain SOFR Loans as contemplated by this Agreement, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make SOFR Loans or continue SOFR Loans as such shall forthwith be suspended until the Administrative Agent gives notice that the condition or situation which gave rise to the suspension no longer exists, and (c) such Lender’s Loans then outstanding as SOFR Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its SOFR Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or cannot make or maintain SOFR Loans pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13, Section 2.15 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender cannot make or maintain SOFR Loans pursuant to Section 2.18, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and

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consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13, Section 2.15 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15 or Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18 Cash Collateral.

(a) Cash Collateral. At any time that there exists a Defaulting Lender, or if, as of the Letter of Credit Expiration Date, any LOC Obligations for any reason remain outstanding, in each case, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or any Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize (i) all Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.19 and any Cash Collateral provided by the Defaulting Lender) and (ii) if the Letter of Credit Expiration Date has occurred, all LOC Obligations then outstanding.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied

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pursuant to clause (c) below. If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.19 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and each Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s or Swingline Lender’s Fronting Exposure in accordance with Section 2.18; fourth, as the Borrower may request (so

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long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non- interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s and the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage

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of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.18.

(C) Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender, in their sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans

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and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.20 Incremental Revolving Facility.

(a) Request for Increase. Provided no Default or Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower shall have the right at any time after the Closing Date to effectuate on one or more occasions, but limited to four in the aggregate, an increase in the Revolving Committed Amount (and the aggregate Revolving Commitments of the Lenders) by sending a notice to the Administrative Agent requesting such increase and increasing the Revolving Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (without the consent of any other Lender); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and the aggregate amount of all such increases shall not exceed $200,000,000, (ii) after giving effect to an increase in the Revolving Commitments pursuant to this Section 2.20, the Revolving Committed Amount shall not exceed $1,000,000,000, and (iii) no Lender’s Revolving Commitment shall be increased without such Lender’s prior written consent. No Lender shall have any obligation to agree to such increase and no Lender shall have any right of first refusal (or similar right) to provide such increase in the Revolving Commitments.

(b) Lender Elections to Increase. Any increase in the Revolving Commitments of an existing Lender shall be pursuant to an increase agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c) Additional Lenders. The Borrower may also invite additional Eligible Assignees (subject to any required approvals that would be applicable under Section 9.6(b)(iii)) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Committed Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

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(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing. Any increase pursuant to this Section 2.20 shall be subject to the following additional conditions:

(i) as of such date, giving effect to amounts drawn or to be drawn pursuant to this Agreement (as increased pursuant to this Section 2.20) as of such date and the anticipated use of the proceeds thereof, the Borrower shall be in pro forma compliance (including any pro forma Consolidated EBITDA of any planned acquisition to be funded with such increase) with the financial covenants contained in Section 5.9 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or (b);

(ii) the Borrower shall have delivered a certificate of a Responsible Officer of each Credit Party certifying as to attached resolutions or written consents approving or consenting to such increase in the Revolving Commitments; and

(iii) to the extent reasonably requested by the Administrative Agent, the Borrower shall have delivered customary legal opinions and other documents, which shall in no event be more extensive than those requirements set forth in Section 4.1.

(f) Unless otherwise consented to by the Administrative Agent and the Lenders, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.14) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(g) Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, the Issuing Lender and the Swingline Lender any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of any such increase in the Revolving Commitments under this Section.

Section 2.21 Return of Payments.

(a) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the

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Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, defense, or deduction of any kind.

(b) If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement or any other Credit Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Credit Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind, and the Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)

(i) If the Administrative Agent notifies a Lender, Issuing Lender, or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender, or other Secured Party (any such Lender, Issuing Lender, other Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 2.21(c)(i) shall be conclusive, absent manifest error.

(ii) Without limiting the immediately preceding Section 2.21(c)(i), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or

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repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.

(iii) Each Lender, Issuing Lender and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Agent under Section 2.11(c)(i) above or under the indemnification provisions of this Agreement.

(iv) The Borrower and each other Credit Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated (irrespective of whether the Administrative Agent may be equitably subrogated) to all the rights of such Lender, Issuing Lender, or other Secured Party under the Credit Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, Issuing Lender, other Secured Party or the Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations.

(v) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for

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the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vi) Each party’s obligations, agreements and waivers under this Section 2.11(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Lender, or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Article III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties (to the extent applicable to each such Credit Party) hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Statements.

(a) The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of: (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2020, December 31, 2021 and December 31, 2022 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal years, accompanied by the report thereon of Grant Thornton LLP or other nationally recognized accounting firm reasonably acceptable to the Administrative Agent; (ii) the interim unaudited consolidated balance sheet, and the related statements of income and of cash flows, of the Borrower and its Subsidiaries for each quarterly period ended since December 31, 2022, for which financial statements are available; (iii) the pro forma balance sheet and income statement of the Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions as if the Transactions occurred at the beginning of such period; and (iv) the pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date giving pro forma effect to the Transactions as if the Transactions had occurred as of such date. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein). The financial statements referred to in clauses (i) and (ii) fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments. The financial statements referred to in clauses (iii) and (iv) fairly present in all material respects the financial position of the Borrower and its Subsidiaries, it being acknowledged and agreed by the Lenders that such financial statements were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such financial statements were prepared. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder and the consummation of the other Transactions, any material or

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significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP.

(b) The financial projections of the Borrower and its Subsidiaries (which shall be annually for the term of the Revolving Facility) delivered to the Administrative Agent and the Lenders prior to the Closing Date (collectively, the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower as of the Closing Date which, if reflected in the Financial Projections, would result in a Material Adverse Effect. The Financial Projections shall not be inconsistent with any information provided to the Lenders in connection with the Revolving Facility.

Section 3.2 No Material Adverse Effect. Since December 31, 2022, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law; Patriot Act Information. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business except those rights, privileges, licenses and franchises, the lack of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the organization identification number and the federal tax identification number.

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Section 3.4 Corporate Power; Authorization; Enforceable Obligations. The Transactions are within each Credit Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company, or partnership action and, if required, equity owner action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification or contribution to a party with respect to liability when such indemnification or contribution is contrary to public policy and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 Approvals; No Conflicts; No Default. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Credit Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Credit Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any other Credit Party, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Credit Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, (d) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, and (e) will not result in the creation or imposition of any Lien on any property of the Borrower or any other Credit Party (other than the Liens created by the Credit Documents). No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation. No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, without a duty to investigate, threatened in writing by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

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Section 3.7 Investment Company Act. No Credit Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8 Margin Regulations. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien on the assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties or any of their respective Subsidiaries is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan. Except as set forth on Schedule 3.9, no Commonly Controlled Entity (other than the Borrower and its Subsidiaries) is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

(a) The Credit Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of Environmental Laws and claims alleging potential liability or responsibility under any Environmental Law or for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Credit Parties have reasonably concluded that such Environmental Laws (including any costs to comply with Environmental Laws) and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for notices or listings of any release, discharge, or disposal of any Materials of Environmental Concern, any storage tanks, impoundments, septic tanks, pits, sumps, lagoons, contamination, or asbestos as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the Credit Parties and their respective

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Subsidiaries have received from any Person, including but not limited to any Governmental Authority, any written notice of liability or potential liability under any Environmental Law; none of the properties currently owned or operated by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Credit Parties and their Subsidiaries, is adjacent to any such property and neither any Credit Party nor any of its Subsidiaries has received any written notice that any property formerly owned or operated by any Credit Party or any of its Subsidiaries is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to knowledge of the Credit Parties and their Subsidiaries, never have been any surface impoundments, septic tanks, pits, sumps or lagoons in which Materials of Environmental Concern are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Subsidiaries or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of its Subsidiaries; during the period of ownership or operation of any property by any Credit Party or any of its Subsidiaries, no contamination has been found in any well located on property currently owned or operated by any Credit Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and Materials of Environmental Concern have not been released, discharged or disposed of on, under, at, or migrating to or from any property currently or, to the knowledge of the Credit Parties or their Subsidiaries, formerly owned or operated by any Credit Party or any of its Subsidiaries.

(c) Except for any investigation, assessment, remedial action, or response action undertaken by or on behalf of any Credit Party or any of its Subsidiaries as could not reasonably be expected to result in a Material Adverse Effect, and except for any use, storage, generation, disposal, treatment, transport, or handling of any Materials of Environmental Concern as could not reasonably be expected to have a Material Adverse Effect, neither any Credit Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Materials of Environmental Concern at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Materials of Environmental Concern generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries are stored and have been disposed of in a manner not reasonably expected to result in liability to any Credit Party or any of its Subsidiaries.

(d) The Borrower has delivered to the Administrative Agent all requested Phase I environmental site assessments prepared in accordance with ASTM International Standard E1527-13 for each applicable real property site owned, operated or leased by Borrower or any of its Subsidiaries prepared by a qualified environmental consultant reasonably acceptable to Administrative Agent (the “Phase I Reports”).

Section 3.11 Use of Proceeds. The proceeds of the Extensions of Credit will only be used as provided in Section 5.15.

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Section 3.12 Capitalization. As of the Closing Date, Schedule 3.12 sets forth a true, complete and accurate description of the equity capital structure of the Borrower’s Subsidiaries showing, for each such Subsidiary, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Subsidiary. Except as set forth on Schedule 3.12, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party, (b) there are no obligations of any Credit Party to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Credit Party is a party or of which any Credit Party has knowledge that could directly or indirectly affect the capital structure of any Credit Party. The Equity Interests of each Credit Party described on Schedule 3.12 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 3.12, free and clear of all Liens (other than Liens created under the Security Documents).

Section 3.13 Ownership. Each of the Credit Parties and its Subsidiaries is the owner of, and has record title to or a valid leasehold interest in, all of its real property and good title or a valid license to use all of its other assets except for defects that do not materially interfere with the ordinary conduct of its business. Such real property and other assets constitute all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. The Borrower and each other Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14 [Reserved.]

Section 3.15 Taxes. Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all U.S. federal income Tax returns and all other material Tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material Taxes (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it, except for such Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries has knowledge as of the Closing Date of any proposed material tax assessments against it or any of its Subsidiaries.

Section 3.16 Real Property. Set forth on Schedule 3.16, as of the Closing Date, is a list of all real property owned and leased by each Credit Party and each of its Subsidiaries, which list includes all Owned Convenience Stores as of the Closing Date. Set forth on Schedule 3.16 as of the Closing Date is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned) and (iii) each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned).

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Section 3.17 Solvency. The Credit Parties are solvent on a consolidated basis and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and the fair saleable value of the Credit Parties’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. The Credit Parties do not have, on a consolidated basis, unreasonably small capital in relation to the business in which they are or propose to be engaged. The Credit Parties have not incurred, on a consolidated basis, and the Credit Parties do not believe that they will incur debts beyond their ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted. On the Closing Date, the foregoing representations and warranties shall be made both before and after giving effect to the Transactions.

Section 3.18 Compliance with FCPA and Anti-Corruption Laws. Each of the Credit Parties and their Subsidiaries is in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. No Credit Party or any Subsidiary thereof, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of any Credit Party or any Subsidiary thereof, has taken any action, directly or indirectly, that would result in a violation of applicable anti-corruption laws. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.19 Material Contracts. Set forth on Schedule 3.19 is a complete list, as of the Closing Date, of all Material Contracts of the Borrower and each other Credit Party, including all amendments thereto. Except as set forth on such Schedule 3.19, all such Material Contracts are in full force and effect on the Closing Date. Neither the Borrower nor any other Credit Party is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Borrower and each other Credit Party, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect. None of the Material Contracts prohibits or in any way restricts the Transactions. Each of the Material Contracts is currently in the name of, or has been assigned to, a Credit Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and, except as a result of anti-assignment provisions that are not rendered unenforceable by applicable laws, a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower and the other Credit Parties have delivered to the Administrative Agent a complete and current copy of each Material Contract existing on the Closing Date.

Section 3.20 Brokers’ Fees. None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar

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fee in connection with any of the Transactions other than the closing and other fees payable pursuant to the Transactions.

Section 3.21 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.

Section 3.22 Accuracy and Completeness of Information. None of the written factual information heretofore (other than any projections, any third-party data and any information of a general economic or industry-specific nature) or contemporaneously furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arrangers, any Issuing Lender or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction (in each case as modified or supplemented by other information so furnished), contains a material misstatement of a fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.23 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

Section 3.24 Insurance. The properties of the Credit Parties and their Subsidiaries are insured with companies having an A.M. Best Rating of at least A- and who are not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Credit Party or the applicable Subsidiary operates. Such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.25 Security Documents. The provisions of the Security Documents are effective to create in favor of the applicable Secured Parties described therein a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings completed prior to the Closing Date

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or as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens required to be perfected hereby or thereby.

Section 3.26 Classification of Senior Indebtedness. The Obligations constitute “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification or contribution to a party with respect to liability when such indemnification or contribution is contrary to public policy and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.27 Anti-Terrorism and Anti-Money Laundering Law Compliance. Each of the Borrower and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control. No Credit Party and no Subsidiary or, to the knowledge of any Credit Party, an Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Person organized or resident in a country or territory subject to comprehensive U.S. economic sanctions or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with all laws related to terrorism or money laundering, including (a) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (b) the Trading with the Enemy Act, (c) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (d) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

Section 3.28 Responsible Officer. Set forth on the incumbency certificate delivered pursuant to Section 4.1(c)(v) are the Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties and holding the offices indicated next to their respective names, in each case as of the Closing Date. As of the Closing Date, such Responsible Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, this Agreement and the other Credit Documents.

Section 3.29 Regulation H. Except to the extent that flood insurance in form and substance satisfactory to the Administrative Agent and otherwise in compliance with the Flood Insurance

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Laws has been obtained with respect thereto, no Building that is located on any Mortgaged Property is located in a special flood hazard area as designated by any Governmental Authority.

Article IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date. This Agreement shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 9.1) (the “Closing Date”):

(a) Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent).

(b) Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (iv) counterparts of the Security Agreement and (v) counterparts of each of the GPM Investments Letter Agreement, the Capital One Engagement Letter and any other Credit Document required to be executed and delivered on or before the Closing Date. In the case of each of clauses (i), (ii), (iii), (iv) and (v), such Credit Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and shall be executed by duly authorized officers of the Credit Parties or other Person, as applicable.

(c) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation/Charter Documents. Copies of certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors, general partner or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

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(iii) Bylaws/Operating Agreement/Partnership Agreement. A copy of the bylaws, partnership agreement or comparable operating or limited liability company agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which assets owned or leased by any of the Credit Parties are located or in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v) Incumbency. An incumbency certificate of each Responsible Officer of each Credit Party authorized to execute and deliver the Credit Documents certified by an officer (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) to be true and correct as of the Closing Date.

(d) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(e) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) certified copies, each as of a recent date, of (A) UCC searches in the jurisdictions specified in the Perfection Certificate with respect to each Credit Party, together with copies of all filings disclosed by such searches, (B) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Credit Party as debtor and that are filed in the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business, and (C) such other searches that the Administrative Agent reasonably requests;

(ii) completed UCC financing statements for each appropriate jurisdiction as is necessary or appropriate, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement and undated transfer powers with respect thereto, duly executed in blank;

(iv) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral; and

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(v) to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(f) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies and certificates of insurance evidencing liability (including, without limitation, in respect of pollution), casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(g) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Responsible Officer approved by the Administrative Agent of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(g).

(h) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(i) No Conflicts. The Transactions (a) shall not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Credit Party or any other Person), and no such consent, approval, registration, filing or other action is necessary for the validity or enforceability of any Credit Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Credit Documents, (b) shall not violate any Requirement of Law applicable to Borrower or any other Credit Party, or any order of any Governmental Authority, (c) shall not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Credit Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, (d) shall not violate any Organization Document of the Borrower or any other Credit Party, (e) shall not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, and (f) shall not result in the creation or imposition of any Lien on any property of the Borrower or any other Credit Party (other than the Liens created by the Credit Documents).

(j) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated; provided that the Borrower’s Indebtedness under the Existing Credit Agreement shall be refinanced hereunder and the security interests related thereto shall remain in full force and effect and secure the Obligations hereunder.

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(k) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, the Financial Projections in each case certified by the chief financial officer of the Borrower, and any supplemental financial information with respect to GPM Investments, as may be reasonably requested by the Administrative Agent.

(l) Closing Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, and (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (1) with respect to representations and warranties that contain a materiality qualification, are true and correct and (2) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, in each case, as if made on and as of such date, except for any representation or warranty made as of an earlier date, which representation and warranty shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the most recently ended fiscal quarter.

(m) Material Contracts. The Borrower shall have delivered copies of each of the Material Contracts to the Administrative Agent, certified by a Responsible Officer of the Borrower as being true, correct and complete.

(n) Funds Flow. The Borrower shall have prepared and delivered to the Administrative Agent a funds flow for the Transactions, in form and substance satisfactory to the Administrative Agent in its sole discretion.

(o) Know Your Customer.

(i) The Borrower and each other Credit Party and GPM Investments shall have provided all documentation and other information reasonably requested by the Administrative Agent or any Lender at least 10 days prior to the anticipated closing in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case at least five (5) Business Days prior to the Closing Date.

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(ii) To the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification.

(p) Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate, dated as of the Closing Date, duly executed and delivered by each Credit Party.

(q) Lien Termination. The Administrative Agent shall have received appropriate UCC and other termination statements, mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens encumbering any of the assets of the Credit Parties, other than Permitted Liens, in each case, in proper form for filing, registration or recordation in the appropriate jurisdictions.

(r) No Material Adverse Effect. Since December 31, 2022, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(s) Due Diligence. The Administrative Agent shall have completed all legal, tax, accounting, business, financial, environmental, title, and ERISA due diligence concerning the Borrower and its Subsidiaries, in each case in scope and with results in all respects satisfactory to the Administrative Agent in its sole discretion.

(t) Additional Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to All Extensions of Credit. The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct or true and correct in all material respects, as applicable, as of such earlier date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be

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made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c) Incremental Facility. If an increase in Revolving Commitments is requested pursuant to Section 2.20, all conditions set forth in Section 2.20 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (c), as applicable, have been satisfied.

Article V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a statement with respect to “going concern” or like qualification, statement or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower (including, for the avoidance of doubt, the fiscal quarter ended March 31, 2023), a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and of the

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predecessor entity, as applicable) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; and

(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within thirty (30) days after the end of each fiscal year (or such later date that is up to ten (10) Business Days thereafter as may be agreed by the Administrative Agent), a copy of the detailed annual operating budget or business plan approved by management of the Borrower including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan; any such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.4(b) (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and, in the case of the annual and quarterly financial statements, provided in accordance with Section 5.1(a) and (b) above.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered through Electronic Transmission and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through Electronic Transmission; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) Concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(a) (“Compliance Certificate”) stating, among other things, that (i) such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall also include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period.

(b) Promptly after entering into, terminating, materially amending or modifying or otherwise replacing the Distribution Contract and the Omnibus Agreement or amending or modifying any other Material Contract in a manner that is materially adverse to the Lenders, true correct and complete copies of any such replacement agreement, document evidencing termination of any Material Contract (other than a Material Contract replaced in the ordinary course of business) or other document materially amending or otherwise modifying such agreement, and a copy of any Material Contract upon request from the Agent.

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(c) Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information (other than K-1s) which any Credit Party sends to its public limited partners, shareholders or owners, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party has filed with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material reports from the SEC or federal or state environmental or health and safety agencies and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(d) Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Section 5.2;

(e) Substantially concurrently with a change or renewal of insurance coverage, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f) Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(g) Not later than five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of all written notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(h) Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each written notice, complaint, action or proceeding against any Credit Party or any of its Subsidiaries alleging any noncompliance with, liability or potential liability under, any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(i) Concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) a certificate signed by a Responsible Officer of the Borrower setting forth any changes to the information required pursuant to the Perfection Certificate of any Credit Party or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate of any Credit Party;

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(j) On a monthly basis within forty-five (45) days of the last day of the calendar month, a gas volume realization report of the Credit Parties in reasonable detail on a per station basis as at the close of trade on the last day of the prior calendar month;

(k) Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws, including, without limitation, the Beneficial Ownership Regulation; and

(l) Promptly, such additional information regarding the business, financial, legal or other affairs of any Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to Section 5.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the following website address www.sec.gov/edgar or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of, or to maintain paper copies of, the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3 Payment of Taxes and Other Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its material Taxes and (b) all of its other material obligations and liabilities of whatever nature in accordance with industry practice, in each case except when the amount or validity of any such Taxes, obligations and liabilities and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4 Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its properties are located or the ownership of its properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all property material to the conduct of its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

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(b) Maintain with financially sound and reputable insurance companies (provided, however, that this Section 5.5 will not be deemed breached if any insurance company with which the Credit Parties maintain insurance becomes financially troubled and the Credit Parties reasonably promptly obtain coverage from a different, financially sound insurer) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

(d) With respect to each portion of Mortgaged Property on which any Building is located, the Borrower shall, and shall cause its Subsidiaries to, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, to the extent such flood insurance coverage is available, if at any time the area in which any such Building is located is designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws. In addition, to the extent the Borrower or any of its Subsidiaries fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any relevant property, the Administrative Agent shall be permitted to, in its sole discretion, and, at the direction of the Required Lenders, shall, obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

Section 5.6 Books and Records; Inspection Rights. (a) Keep proper books of record and account as needed to allow it to provide the financial statements and reports required hereunder, and (b) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, such visits and inspections shall occur no more than twice in any calendar year.

Section 5.7 Notices.

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Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of any of the following promptly, but in any event within three (3) Business Days after any Credit Party knows thereof:

(a) the occurrence of any Default or Event of Default;

(b) any development or event which could reasonably be expected to have a Material Adverse Effect;

(c) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Credit Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability to the Borrower and the other Credit Parties in excess of $2,500,000, not fully covered by insurance, subject to normal deductibles;

(d) the occurrence of any ERISA Event;

(e) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, including any determination by the Borrower that the calculation of the financial covenants set forth in Section 5.9 was inaccurate and a proper calculation would have resulted in higher pricing for the applicable period; and

(f) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section shall be accompanied by a statement of an Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and use its commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its commercially reasonable efforts to ensure that all such tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all applicable lawful orders and directives of all Governmental

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Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or their properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9 Financial Covenants.

Comply with the following financial covenants:

(a) Consolidated Total Leverage Ratio. The Consolidated Total Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower (including, for the avoidance of doubt, the fiscal quarter ended March 31, 2023), or as of any other date on a Pro Forma Basis, shall be less than 4.25 to 1.00; provided that the Consolidated Total Leverage Ratio may equal or exceed 4.25 to 1.00, but in no event shall exceed 4.75:1.00, from and after the last day of the fiscal quarter in which a Material Acquisition occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Material Acquisition occurred; provided, further, that notwithstanding the foregoing, for the fiscal quarter ended March 31, 2023, and the fiscal quarter ending June 30, 2023, the Consolidated Total Leverage Ratio may equal or exceed 4.25 to 1.00, but in no event shall exceed 4.75:1.00.

(b) Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower (including, for the avoidance of doubt, the fiscal quarter ended March 31, 2023), or as of any other date on a Pro Forma Basis, shall be greater than 2.50 to 1.00.

Section 5.10 Additional Guarantors. The Credit Parties will cause each of their Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within ten (10) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, no Foreign Subsidiary or FSHCO shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower, and Pride Transportation, LLC, shall not be required to become a Guarantor prior to the date that is sixty (60) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion). In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10)

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days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 4.1(b), (c), (d), (f) and Section 4.1(g) and the documentation required under Section 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11 Compliance with Law. Comply with all Requirements of Law and orders (including, without limitation, Environmental Laws, ERISA and the Patriot Act), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Pledged Assets.

(a) Equity Interests. Each Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is a FSHCO, is owned directly or indirectly by a Foreign Subsidiary or is a shell holding company pending consummation of a Permitted Acquisition) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of the Foreign Subsidiaries it directly owns, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b) Personal Property. Subject to the terms of subsection (c) below, each Credit Party will cause all of its tangible and intangible personal property now existing or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens and any excluded assets set forth in the Security Documents) in favor of the Administrative Agent for the benefit of the applicable Secured Parties to secure the applicable Obligations pursuant to the terms and conditions of the Security Documents. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.

(c) Real Property. To the extent otherwise permitted hereunder, if any Credit Party intends to acquire a fee ownership interest in any real property after the Closing Date with a fair market value in excess of $1,000,000, individually and in the aggregate when taken together with all other such acquisitions since the Closing Date, it shall provide to the Administrative Agent within 60 days of such acquisition (or such extended period of time as agreed to by the Administrative Agent) the information and reports it requests pursuant to Section 5.17 and, upon the request of the Administrative Agent, it shall also provide within 30 days of such request (or such extended period of time as agreed to by the Administrative Agent), a Mortgage Instrument to cause such fee ownership interest in such real property to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and such other documentation as the Administrative Agent may reasonably request in connection with

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the foregoing, including, without limitation, documentation listed in Section 5.18(a), all in form and substance reasonably satisfactory to the Administrative Agent.

(d) Mortgaged Real Property. To the extent that any Building that is located on real property that is subject to (or is intended to be subject to) a Mortgage, the Borrower shall, or shall cause the relevant Subsidiary to, promptly provide the Administrative Agent (for distribution to the Lenders) such information as the Administrative Agent (on behalf of itself or any Lender) may reasonably request in order for the Administrative Agent (or such Lender) to obtain a standard life of loan flood hazard determination form for such property and otherwise confirm compliance with the Flood Insurance Laws. Notwithstanding anything in any Credit Document to the contrary, to the extent that any Credit Party is required to grant a Mortgage on any real property on which any Building is located (the “Additional Improved Real Property”), prior to the execution and delivery of such Mortgage with respect to such Additional Improved Real Property, the Administrative Agent shall provide to the Lenders (which may be delivered electronically) (i) a standard life of loan flood hazard determination form for such Additional Improved Real Property, and (ii) if such Additional Improved Real Property is in a special flood hazard area, (A) a notice acknowledged by the Borrower of that fact and (if applicable) that flood insurance coverage is not available and (B) if flood insurance is available in the community in which such Additional Improved Real Property is located, a policy of flood insurance in compliance with Flood Insurance Laws. To the extent that any such Additional Improved Real Property is subject to the provisions of the Flood Insurance Laws, upon the earlier of (i) twenty (20) Business Days from the date the information required by the immediately preceding sentence is provided to the Lenders and (ii) receipt by the Administrative Agent of a notice from each Lender (which may be delivered electronically) that such Lender has completed all necessary flood insurance diligence with respect to such Additional Improved Real Property, the Administrative Agent may permit the execution and delivery of the applicable Mortgage in favor of the Administrative Agent.

Section 5.13 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of the other Credit Parties or their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, provide to the Administrative Agent evidence of the exercise of any renewal rights with respect to any such leases, notify the Administrative Agent of any default by any party with respect to such leases, and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.14 Compliance with Agreements; Maintenance of Material Contracts. (a) Comply with all agreements, contracts and instruments binding on it or affecting its properties or business (other than a Material Affiliate Contract), including, without limitation, each Material Contract (other than a Material Affiliate Contract), and maintain each Material Contract (other than a Material Affiliate Contract) in full force and effect (after giving effect to any amendments, substitutions, replacements, renewals, restatements or similar modifications, in each case, pursuant to Section 6.11(c)), except in each case to the extent that such noncompliance or termination could not reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the Lenders, and (b) comply with and maintain each Material Affiliate Contract in full force and effect (after giving effect to any amendments, substitutions, replacements, rewards, restatements

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or similar modifications, in each case, pursuant to Section 6.11(c)), except to the extent that the Administrative Agent has provided its prior written consent (not to be unreasonably withheld) to the Borrower of any such noncompliance or termination.

Section 5.15 Use of Proceeds. The proceeds of the Extensions of Credit under the Revolving Facility from and after the Closing Date shall only be used by the Borrower to (a) refinance the Borrower’s Indebtedness under the Existing Credit Agreement, (b) to pay any costs, fees, commissions, and expenses of the Credit Parties incurred in connection with this Agreement and the Transactions and (c) for working capital and other general business purposes, including without limitation, to finance permitted capital expenditures and Permitted Acquisitions.

Section 5.16 Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

Section 5.17 Preparation of Environmental Reports.

(a) Phase I Reports. Based upon the review of the Phase I Reports, the Administrative Agent may require the Borrower to promptly undertake and complete, at its sole cost and expense, whatever additional investigation or remediation the Administrative Agent or the Required Lenders may reasonably request, but in no event shall any such request require any action that would not otherwise be required to comply with Section 5.8.

(b) Additional Environmental Reports. At the request of the Administrative Agent (acting only at the written direction of the Required Lenders) from time to time, provide, at the expense of the Borrower, to the Administrative Agent within sixty (60) days after the Administrative Agent has made a request for such report or data setting forth a basis for the request, a reasonable and customary environmental site assessment report or other reasonable environmental data for any of its properties described in such request, indicating the presence or absence of Materials of Environmental Concern or any violation of Environmental Laws and the estimated cost of any compliance, removal or remedial action in connection with any Materials of Environmental Concern on such properties prepared by an environmental consulting firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent (taking into account the internal policies of the Lenders concerning environmental reviews and engagement of environmental consultants); without limiting the generality of the foregoing, if the Administrative Agent after consultation with the Borrower reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, in lieu of requiring the Borrower to provide such report within the time referred to above, retain an environmental consulting firm of nationally recognized standing to prepare such report at the expense of the Borrower (a copy of which will be provided to the Borrower at its request), and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any

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agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter on their respective properties to undertake such an assessment. Within ten (10) days after receipt or finalization thereof, the Credit Parties shall deliver to the Administrative Agent any other environmental reports prepared by or on behalf of the Credit Parties in the ordinary course of business.

Section 5.18 Mortgages; Primary Banking; Insurance Endorsements; Control Agreements.

(a) Real Property Matters. Subject to Section 5.12(d), upon the request of the Administrative Agent, with respect to any or all of the real property owned by such Credit Party, each Credit Party shall have delivered to the Administrative Agent within 30 days after such request (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion) all of the following with respect to such owned real property:

(i) a Mortgage Instrument in form and substance satisfactory to the Administrative Agent duly executed by an authorized officer of such Credit Party;

(ii) an American Land Title Association (ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring fee simple title to such real property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the respective real property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage Instrument and satisfactory in form and substance to the Administrative Agent;

(iv) copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real property;

(v) such other documents required by Section 5.12(c);

(vi) to the extent reasonably requested by the Administrative Agent, a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such real property, certified in a manner satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;

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(vii) a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five year period prior to the date of execution of the Mortgage Instrument relating to such real property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized);

(viii) an opinion of local counsel admitted to practice in the jurisdiction in which such real property is located, reasonably satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage Instrument as a lien on such real property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage Instrument as the Administrative Agent may reasonably request; and

(ix) with respect to each Operating Lease, a duly executed subordination agreement in form and substance satisfactory to the Administrative Agent; provided that, the Credit Parties shall not be required to deliver such subordination agreement to the Administrative Agent if, after using commercially reasonable efforts, the Credit Parties were unable to obtain a duly executed counterpart of such subordination agreement from the lessee under such Operating Lease.

(b) The Credit Parties shall at all times maintain their primary banking relationship (including, without limitation, the establishment of transaction-related bank accounts, main operating accounts and treasury management and investment accounts) with Capital One and its Affiliates.

(c) Within 30 days following the Closing Date (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion), the Credit Parties shall have delivered to the Administrative Agent endorsements, in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as additional insured or lender’s loss payee, as applicable, with respect to the general liability, pollution liability and property and casualty insurance policies applicable to the Credit Parties and their assets.

(d) Within 30 days following the Closing Date (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion), the Credit Parties shall have delivered to the Administrative Agent Deposit Account Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to the terms hereof or the other Security Documents.

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Article VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated and (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1 Indebtedness. No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b) [Reserved];

(c) Indebtedness of the Credit Parties and their Subsidiaries consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(d) unsecured intercompany Indebtedness among the Credit Parties;

(e) Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f) Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements, in connection with Dispositions, other sales of assets or Permitted Acquisitions, in each case, expressly permitted under this Agreement;

(g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;

(h) Indebtedness incurred to finance the payment of insurance premiums incurred in the ordinary course of business;

(i) any guarantee of the obligations of any Credit Party as a tenant under any lease (which lease is not a Capital Lease) or a purchaser in connection with any Permitted Acquisition;

(j) Indebtedness owed in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds;

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(k) Indebtedness consisting of obligations under deferred compensation arrangements, and non-competition agreements, incurred in the ordinary course of business;

(l) (i) up to $40,000,000 in aggregate deferred purchase price obligations (payable in installments on March 1, 2024 and March 1, 2025) arising solely under that certain Asset Purchase Agreement, dated as of September 9, 2022 (as in effect on the Closing Date), entered into in connection with the acquisition of certain assets from Transit Energy Group, LLC and (ii) additional Indebtedness consisting of obligations under adjustments of purchase price, earnouts or similar arrangements in an aggregate amount not to exceed $2,500,000 at any time;

(m) [reserved];

(n) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(o) Indebtedness in respect of take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness of any Person that becomes a Subsidiary of the Borrower or another Credit Party after the date hereof in accordance with the terms of Section 6.5, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(q) Indebtedness constituting unsecured Subordinated Debt, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Administrative Agent, (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the aggregate outstanding principal amount of Indebtedness permitted by this subpart (q) shall not exceed $2,500,000 at any time;

(r) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $2,500,000; and

(s) Indebtedness under clause (n) of the definition thereof to extent such Indebtedness arises under fuel supply contracts (including the Fuel Supply Contracts) with non-Affiliates in an aggregate amount not to exceed $5,000,000 at any time (it being agreed that the outstanding amount of such Indebtedness shall be calculated net of advances for branding expenses paid to the applicable Credit Party by a counterparty to one or more new Fuel Supply Contracts to replace in whole or in part any such terminated Fuel Supply Contracts).

Section 6.2 Liens. The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now existing or hereafter acquired, except for the following (the “Permitted Liens”):

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(a) Liens created by or otherwise existing or arising under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b) Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(c) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(d) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) Liens arising by virtue of Uniform Commercial Code financing statement filings (i) regarding Operating Leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (ii) filed in error; or (iii) filed by a Person not authorized to make such filings;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens existing on the Closing Date and set forth on Schedule 6.2; provided that (i) no such Liens shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced except to the extent permitted pursuant to this Agreement;

(j) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights

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and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(k) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(l) restrictions on transfers of securities imposed by applicable Securities Laws;

(m) Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(n) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(o) Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums and on any loss payments which reduce the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.1(h);

(q) leases, subleases, licenses and sublicenses of assets, in each case, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r) [reserved];

(s) Liens for the benefit of non-Affiliate counterparties to fuel supply agreements, terminaling agreements, pipeline agreements, and storage agreements entered into in the ordinary course of business on deposits, funds, credits, credit card settlement accounts, fuel purchased from such counterparty or delivered through the pipelines or stored with such counterparties, or other property of a similar scope and nature, which Liens secure the Borrower’s or the applicable Subsidiary’s obligations under such agreements;

(t) Liens on advances of cash or Cash Equivalents in favor of any non-Affiliate seller of any property purchased by the Borrower or any of its Subsidiaries in a Material Acquisition that has been approved in writing by the Required Lenders, which advances are to be applied against the purchase price for such Material Acquisition;

(u) Liens on advances of cash or Cash Equivalents in an aggregate amount not to exceed $3,000,000 at any time in favor of any non-Affiliate seller of any property purchased by the Borrower or any of its Subsidiaries in a Permitted Acquisition (other than a Material Acquisition), which advances are to be applied against the purchase price for such Permitted Acquisition; and

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(v) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $2,500,000 in the aggregate.

Notwithstanding the foregoing, if a Credit Party grants a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3 Nature of Business. Except as otherwise expressly provided in this Agreement, no Credit Party will, nor will it permit any Subsidiary to, materially alter the character of its business in any material respect from that conducted as of the Closing Date and any business substantially related or incident thereto.

Section 6.4 Consolidation, Merger, Sale of Assets, etc. The Credit Parties will not, nor will they permit any Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except that if no Default or Event of Default shall have occurred and be continuing or would result therefrom the following, without duplication, shall be expressly permitted:

(i) (A) the sale of inventory in the ordinary course of business; (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash; and (C) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries or do not materially detract from the value or the use of the property which they affect;

(ii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries or worn out or obsolete machinery, parts and equipment;

(iii) (x) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party, including by way of merger, or (y) dissolution of any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party;

(iv) Dispositions of any fixed asset to the extent that (i) such fixed asset is exchanged for credit against the purchase price of a similar replacement fixed asset or (ii) the proceeds of such Disposition are substantially contemporaneously applied to the purchase price of any similar replacement fixed asset;

(v) Dispositions pursuant to clause (b) of this Section;

(vi) [reserved];

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(vii) Dispositions of property or assets in connection with the formation or operation of joint ventures in accordance with Section 6.5, and Dispositions of Investments in joint ventures; and

(viii) the sale, lease or transfer of property or assets not to exceed (x) $2,000,000 in the aggregate in any fiscal year and (y) $5,000,000 in the aggregate during the term of this Agreement so long as in each case the consideration for each such sale, lease or transfer represents fair market value and at least 75% of such consideration consists of cash; or

(b) enter into any transaction of merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (ii) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity or the surviving entity executes and delivers a Joinder Agreement and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (iii) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

Section 6.5 Investments, Loans and Acquisitions. The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment or agree to make any Investment except for the following (the “Permitted Investments”):

(a) cash and Cash Equivalents;

(b) [Reserved];

(c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) Investments in and loans to any Credit Party;

(e) loans and advances to officers, directors and employees in an aggregate amount not to exceed $100,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Permitted Acquisitions;

(h) (i) Investments in and loans to any Subsidiary which is not a Credit Party, (ii) Investments in the form of loans to Affiliates of the Borrower who are not Credit Parties, and (iii) Investments in the form of loans to purchasers in connection with any Disposition permitted

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pursuant to Section 6.4; provided that, with respect to the foregoing Investments set forth in this clause (h), the aggregate amount of all such Investments shall not exceed $2,500,000 at any time outstanding;

(i) Guarantees permitted by Section 6.1;

(j) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted pursuant to Section 6.4; and

(k) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $2,500,000 at any one time outstanding.

Section 6.6 Transactions with Affiliates. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely between or among Credit Parties, (b) any Restricted Payment permitted by Section 6.10; (c) any employment or compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreements or insurance, stay bonuses, severance or similar agreements and arrangements, in the ordinary course of business, (d) reasonable and customary director, officer, supervisor and employee fees and compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; (e) at any time after the date on which the IPO is completed, any transaction approved by the Conflicts Committee of the Board of Directors of the General Partner of the Borrower, which Conflicts Committee shall consist exclusively of directors considered “independent” of the Credit Parties and their Affiliates in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual or Rule 5606(a)(2) of the NASDAQ Rules (and such Conflicts Committee will be comprised of at least two (2) “independent” directors (or such greater number required by the exchange upon which the Borrower is then trading) (the “Conflicts Committee”)), shall be deemed, for purposes of this Agreement, to be on terms and conditions substantially as favorable as would be obtainable on a comparable arm’s-length transaction with a person other than an officer, director, shareholder or Affiliate of the Credit Parties and their respective Subsidiaries; and (f) the transactions expressly described in the Distribution Contract or the Omnibus Agreement, provided that notwithstanding anything to the contrary in the Omnibus Agreement, the Administrative Fee (as defined therein on the date hereof) shall not be increased to an amount in excess of $1,500,000 without the prior written consent of the Required Lenders.

Section 6.7 Ownership of Subsidiaries; Restrictions. The Credit Parties will not, nor will they permit any Subsidiary to, without the written consent of the Administrative Agent, create, form or acquire any Subsidiaries, except for Subsidiaries that (i) become Credit Parties and enter into a Joinder Agreement as required by the terms hereof or (ii) constitute Foreign Subsidiaries that are created or acquired in connection with Permitted Acquisitions. The Credit Parties will not

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sell, transfer, pledge or otherwise dispose of any Equity Interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interests, except in a transaction permitted by Section 6.4.

Section 6.8 Corporate Changes. No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization without providing thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, or (iii) change its registered legal name without providing thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b) have more than one state of incorporation, organization or formation or (c) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions. The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any other Credit Party, (c) make loans or advances to any other Credit Party, (d) sell, lease or transfer any of its properties or assets to any other Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) so long as any such restriction contained therein relates only to a limitation on the ability of such Person to grant a Lien on the asset or assets constructed or acquired in connection therewith, (iv) any document or instrument governing any Permitted Lien so long as any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business, (vi) obligations that are binding on a Person at the time such Person first becomes a Subsidiary of the Borrower or any of the other Credit Parties, or (vii) customary restrictions contained in an agreement relating to a Disposition that limit the transfer of encumbrances of the property or assets relating to such Disposition pending consummation thereof so long as any such restriction contained therein relates only to the asset or assets subject to such Disposition.

Section 6.10 Restricted Payments. The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

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(a) to make dividends or other distributions payable solely in the same class of Equity Interests of such Person;

(b) to make dividends or other distributions payable to the Credit Parties or Subsidiaries of the Credit Parties which are the parent companies of such Subsidiary (directly or indirectly through its Subsidiaries);

(c) so long as no Default or Event of Default then exists and is continuing or would result therefrom, (i) at any time on or prior to the date on which the IPO is completed, the Borrower may make Restricted Payments up to the amount of Available Cash (as defined in the Partnership Agreement as of the Closing Date) from cash generated other than from an incurrence of Loans hereunder and (ii) after the date on which the IPO is completed, the Borrower may make Restricted Payments in accordance with the cash distribution policy adopted by the General Partner pursuant to any amendment, restatement or replacement of the Partnership Agreement approved in writing by the Administrative Agent;

(d) to purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issuance of new Equity Interests (other than Disqualified Equity);

(e) to redeem or convert its Equity Interests or make any payment, in each case, in connection with any employee benefit plan or arrangement sponsored by the Credit Parties entered into in the ordinary course of business; and

(f) the Borrower may pay any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have otherwise been permitted to be made under this Section 6.10 unless a Specified Default or a Material Event has occurred and is continuing at the time such Restricted Payment is to be made, or would occur after giving effect to the making of such Restricted Payment.

Section 6.11 Amendments to Organization Documents, Material Contracts, or Fiscal Year End; Prepayments of other Indebtedness. The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders,

(a) amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in any manner that would be adverse to the Lenders;

(b) amend, supplement or otherwise modify or replace or terminate (or permit to be amended, supplemented or modified or replaced or terminated) its Organization Documents in any manner that would be materially adverse to the Lenders;

(c) (i) amend, supplement or otherwise modify or replace or terminate (or permit to be amended, supplemented or modified or replaced or terminated) or waive any of its rights under the Omnibus Agreement or any other Material Contract with an Affiliate (collectively, “Material Affiliate Contracts”) without the prior written consent of the Administrative Agent not to be unreasonably withheld (provided that this clause shall not restrict the replacement of the Omnibus Agreement in connection with the IPO in accordance with the definition of “Omnibus

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Agreement”), (ii) amend, supplement or otherwise modify or replace or terminate (or permit to be amended, supplemented, modified, replaced or terminated) any Material Contract (other than a Material Affiliate Contract) to the extent such amendment, waiver or modification is materially adverse to the Lenders, (iii) assign to any Person (other than any other Credit Party) any of its rights under any Material Contract unless otherwise permitted under Section 6.4(a)(iii) or Section 6.4(b), or (iv) waive any of its rights of material value under any Material Contract (other than a Material Affiliate Contract) to the extent such waiver is materially adverse to the Lenders;

(d) change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively; or

(e) make (or give any notice in respect of) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt.

Section 6.12 Hedging Agreements. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any Hedging Agreements with any Person other than other Hedging Agreements in respect of commodities or interest rates that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Hedging Agreement contain any requirement, agreement or covenant for any Credit Party to maintain or post collateral (other than pursuant to a Security Document) or margin to secure its obligations under such Hedging Agreement or to cover market exposures.

Section 6.13 Sale and Leaseback. The Credit Parties shall not, nor shall they permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.14 Anti-Terrorism Laws. No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.

Article VII

EVENTS OF DEFAULT

Section 7.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) The Borrower fails to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the

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terms hereof or thereof; or (ii) the Borrower fails to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower fails to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or (iv) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b) Misrepresentation. Any representation or warranty made or deemed made either (i) herein shall prove to have been incorrect, false or misleading in any material respect (except to the extent such representations or warranties are qualified by materiality as written in which case, the same shall be true as written) on or as of the date made or deemed made or (ii) in the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect (except to the extent such representations or warranties are qualified by materiality as written in which case, the same shall be true as written) on or as of the date made or deemed made; or

(c) Covenant Default.

(i) Any Credit Party fails to perform, comply with or observe any term, covenant or agreement applicable to it contained in any of Section 5.1, Section 5.2(a), Section 5.3, Section 5.4, Section 5.5(a), Section 5.7, Section 5.9, Section 5.10, Section 5.12, Section 5.14, Section 5.15, Section 5.17 or Section 5.18 or Article VI; or

(ii) Any Credit Party fails to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Section 7.1(a) or Section 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d) Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries defaults in any payment of principal of or interest on any Indebtedness (other than the Indebtedness pursuant to the Credit Documents) in a principal amount outstanding of at least $2,500,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness pursuant to the Credit Documents) in a principal amount outstanding of at least $2,500,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a

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trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries breaches or defaults any payment obligation under any Hedging Agreement which breach or default remains unremedied for five (5) Business Days and, with respect to clause (iii) above, as a result of which the swap termination value owed by any such Person exceeds $2,500,000; or

(e) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries makes a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries becomes generally not, or becomes unable to, or admits in writing its inability to, pay its debts as they become due; or

(f) Judgment Default. (i) One or more judgments or decrees is entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $2,500,000 or more and all such judgments or decrees have not been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g) ERISA Default. The occurrence of any of the following: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) arises on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event occurs with respect to, or proceedings commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan

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terminates for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity incurs, or in the reasonable opinion of the Required Lenders is likely to incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition occurs or exists with respect to a Plan, in any case, which has had or could reasonably be expected to have a Material Adverse Effect; or

(h) Change of Control. A Change of Control occurs; or

(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, any material provision of the Guaranty, for any reason other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Credit Party contests the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j) Invalidity of Credit Documents. Any Credit Document fails to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents are terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms survive) or any Lien fails to be a first priority, perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or

(k) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default occurs under any Subordinated Debt; or the subordination provisions under any Subordinated Debt ceases to be in full force and effect or ceases to give the Lenders the rights, powers and privileges purported to be created thereby; or

(l) Classification as Senior Debt. The Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument; or

(m) [Reserved]; or

(n) Environmental Indemnity. If (i) the Borrower or any Subsidiary has any liability for any Covered Environmental Losses (as defined in the Omnibus Agreement) and has failed to assert its rights for indemnification under the Omnibus Agreement after a Responsible Officer of such Credit Party has become aware of such liability, (ii) GPM Investments fails to indemnify the Borrower or any of its Subsidiaries, as applicable, after GPM Investments receives demand from the Borrower or any of its Subsidiaries, as applicable, for such indemnification (in each case of clauses (i) and (ii) above, in the manner provided for, and in accordance with the procedures set forth, in Section 3.3 of the Omnibus Agreement), or (iii) the Borrower or any Subsidiary has paid any such liability in cash which has not been reimbursed in full in cash by GPM Investments within 60 days after the Borrower or such Subsidiary, as applicable, has made such payment.

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Section 7.2 Acceleration; Remedies. Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent Cash Collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Capital One to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2 Nature of Duties. Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

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Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or

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any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Revolving Commitment Percentages, in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by, or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then

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the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(a) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by or removal of Capital One, as Administrative Agent pursuant to this Section shall also constitute its resignation or removal of as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Lender and Swingline Lender, (ii) the retiring or removed Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring

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or removed Issuing Lender to effectively assume the obligations of the retiring or removed Issuing Lender with respect to such Letters of Credit.

Section 8.10 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize and direct the Administrative Agent:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party reasonably requests to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11 [Reserved.]

Section 8.12 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on all deposit accounts and securities accounts of any Credit

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Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 8.13 Proof of Claim. The Lenders and the Credit Parties hereby agree that in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 8.14 Treasury Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Security Document, no Treasury Management Counterparty or Secured Hedging Agreement Counterparty that obtains the benefits of Section 2.10(b), any Guaranty, or any Security Document by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory

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arrangements have been made with respect to, Obligations arising under Treasury Management Agreements or Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Counterparty or Secured Hedging Agreement Counterparty, as the case may be.

Article IX

MISCELLANEOUS

Section 9.1 Amendment or Waiver; Acceleration by Required Lenders.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B) extend or postpone the Revolving Facility Termination Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender has a Participation Interest beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (excluding mandatory prepayments and other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of any financial covenant hereunder (or any defined term used therein)), without the written consent of such Lender;

(D) reduce the amount of any Reimbursement Obligation as to which any Lender is has a Participation Interest, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of any financial covenant hereunder (or any defined term used therein)), without the written consent of such Lender; or

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(E) reduce the rate or extend the time of payment of, or excuse the payment of, any fees to which any Lender is entitled hereunder or under any other Credit Document (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of any financial covenant hereunder (or any defined term used therein)), without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall:

(A) release the Borrower from any of its obligations hereunder without the written consent of each Lender;

(B) release the Borrower or any other Credit Party from obligations under Article X without the written consent of each Lender affected thereby, except, in the case of a Guarantor, in accordance with a transaction permitted under this Agreement;

(C) release all or substantially all of the Collateral without the written consent of each Lender, except in connection with a transaction permitted under this Agreement;

(D) subordinate (i) the Obligations in right of payment or (ii) the Liens on a material portion of the Collateral securing the Obligations, in any such case, without the consent of each Lender directly affected thereby, except in connection with a transaction permitted under this Agreement as of the Closing Date;

(E) amend, modify or waive any provision of this Section 9.1, Section 2.10 or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required without the written consent of each Lender affected thereby;

(F) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders without the written consent of each Lender;

(G) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the written consent of each Lender; or

(H) amend, modify or waive any provision of Section 2.6(b)(ii), Section 2.10(b) or Section 9.7(b) without the written consent of each Lender affected thereby.

Notwithstanding the foregoing, any amendment, change, waiver or other modification to the Capital One Engagement Letter shall only require the written agreement of the parties thereto. The Administrative Agent and the Borrower may, without the consent of any Lender, enter into

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amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate to effectuate the terms of Section 2.12(b) in accordance with the terms of Section 2.12(b).

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 2.2 or any other provision in this Agreement specifically relating to Letters of Credit or the rights and duties of any Issuing Lender may be amended without the consent of any Issuing Lender adversely affected thereby.

(c) No provision of Article VIII may be amended without the consent of the Administrative Agent and no provision of Section 2.3 may be amended without the consent of the Swingline Lender.

(d) In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Credit Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 9.1(d) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(e) Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

(f) Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document,

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if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g) Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

(h) For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.20(g).

Section 9.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or E-Fax as set forth on Schedule 9.2.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or E-Fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through Electronic Transmission to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by Electronic Transmission (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Electronic Transmission. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Transmission pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause

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(i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile or E-Fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar E-System (collectively, the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of Electronic Transmission pursuant to this Section, including through the Platform.

Section 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto

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or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full in cash.

Section 9.5 Payment of Expenses and Taxes; Indemnity.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions are consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful

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misconduct of such Indemnitee, (B) a breach in bad faith by such Indemnitee of its obligations under the Credit Documents or (C) disputes solely among Indemnitees not involving any act or omission by the Borrower or any other Credit Party (other than any claims against an Indemnitee in its capacity or fulfilling its role as the Administrative Agent or an Arranger with respect to the Revolving Facility), in the case of each of the foregoing clauses (A), (B) and (C), as determined by a court of competent jurisdiction by a final and non-appealable judgment. This Section (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from non-Tax claims.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. Without limiting the Credit Parties’ indemnity obligations set forth above, to the fullest extent permitted by applicable law, no party hereto shall assert, and each of the parties hereto hereby waives, any claim against any such other party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e) Payments. All amounts due under this Section shall be payable promptly and in no event later than five (5) days after demand therefor.

(f) Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 9.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and

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assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of a Commitment of an assigning Lender and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of a Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000; (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning

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all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of

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participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.13 and Section 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or GPM Investments or the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

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and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14 and Section 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(f) Industry Competitors.

(i) No assignment or participation shall be made to any Person that was an Industry Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered an Industry Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes an Industry Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of the term “Industry Competitor”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered an Industry Competitor. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Industry Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes an Industry Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Industry Competitor and the Administrative Agent, (A) terminate any Commitment of such Industry Competitor and repay all obligations of the Borrower owing to such Industry Competitor in connection with such Commitment, (B) require such Industry Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.6), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an Eligible Assignee and is not an Industry Competitor.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Industry Competitors that become Lenders or Participants (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each such Industry Competitor will be deemed to have consented in the same proportion as the Lenders that are not Industry Competitors consented to such matter, and (y) for purposes of voting on any reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each a “Debtor Plan”), each Industry Competitor party hereto hereby agrees (1) not to vote on such Debtor Plan, (2) if such Industry Competitor does vote on

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such Debtor Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 9.7 Right of Set-off; Sharing of Payments.

(a) If an Event of Default has occurred and is continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender has made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be

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equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

Section 9.8 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it has been executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent and the Administrative Agent have received copies hereof and thereof (electronically or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by Electronic Transmission or E-Signature shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York

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State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Authorization. Subject to the provisions of Section 9.2, each of the Administrative Agent, Lenders, each Credit Party and each of their Affiliates, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(d) Signatures. Subject to the provisions of Section 9.2, (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Credit Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Administrative Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(e) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.9, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by the Administrative Agent and Credit Parties in connection with the use of such E-System.

(f) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR AFFILIATES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

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NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, the other Credit Parties executing this Agreement and the Secured Parties agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein. This Agreement and the other Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.12 Governing Law. THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A CREDIT DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

Section 9.13 Consent to Jurisdiction; Service of Process and Venue.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING LENDER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE

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COURTS OF ANY JURISDICTION, INCLUDING ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

(b) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 9.2. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN CREDIT DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.14 Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process in which case, the Administrative Agent, shall, to the extent permitted by law, inform the Credit Parties promptly in advance thereof so that the Credit Parties may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any action or proceeding relating to this Agreement, any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration,

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servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15 Acknowledgments. The Borrower and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16 Waivers of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

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LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18 Resolution of Drafting Ambiguities. Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19 Subordination of Intercompany Debt. Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full in cash of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, the Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20 Continuing Agreement. This Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full in cash and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

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Section 9.21 Press Releases and Related Matters. The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will use commercially reasonable efforts to consult with such Person before issuing such press release or other public disclosure. Subject to the prior consent of the Credit Parties, which consent shall not be unreasonably withheld, the Administrative Agent or any Lender may publish customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.22 Appointment of Borrower. Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders are not and have not been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders have advised or are currently advising any Credit Party or any of its Affiliates on other matters) and none of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders, have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations set forth herein and in the other Credit Documents; (d) each of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that

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differ from those of the Credit Parties and their Affiliates, and none of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) none of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders have provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Administrative Agent, Arrangers, Co-Syndication Agents and Co-Documentation Agents, Issuing Lender and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.24 Responsible Officers. The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated incumbency certificate and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

Section 9.25 Amendment and Restatement.

(a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the “Indebtedness” incurred by the Borrower under and as defined in the Existing Credit Agreement (whether or not such Indebtedness is contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Credit Documents, (ii) the Lenders under the Existing Credit Agreement hereby waive the reimbursement of any breakage costs incurred on the Closing Date under Section 2.17 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Closing Date, (iv) except as expressly stated herein or amended, amended and restated or otherwise modified, the other Credit Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Indebtedness, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

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(b) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’, the Swingline Lender’s and the Issuing Lender’s rights and remedies under this Agreement and the other Credit Documents shall apply to all of the Indebtedness incurred under the Existing Credit Agreement and the Letters of Credit issued thereunder.

(c) On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless specifically amended hereby or by any other Credit Document.

(e) The “Lenders” party to the Existing Credit Agreement and any Lenders not party to the Existing Credit Agreement have agreed among themselves, if applicable, effective as of the Closing Date, to reallocate the respective Commitments (as defined in the Existing Credit Agreement) and corresponding outstanding Loans of such “Lenders” under the Existing Credit Agreement to be the Commitments and corresponding outstanding Loans hereunder as contemplated by Schedule 1.1 to this Agreement. On the Closing Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Schedule 1.1 hereto and each Lender shall own its Revolving Commitment Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 9.25 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit 1.1(a) hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments. The Administrative Agent hereby waives the processing and recordation fee set forth in Section 9.6 with respect to the assignments and reallocations of the Commitments contemplated by this Section 9.25.

(f) On and after the Closing Date, (i) each Exiting Lender shall cease to be a Lender under this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities as a Lender under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Commitment under this Agreement or any LOC Obligations outstanding hereunder and (iii) no Exiting Lender shall have any rights under the Existing Credit Agreement, this Agreement or any other Loan Document as a Lender (other than rights under the Existing Credit Agreement expressly stated to survive the termination of the Existing Credit Agreement and the repayment of amounts outstanding

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thereunder) and each such Exiting Lender’s receipt in cash of an amount to repay such Exiting Lender’s Loans in full under the Existing Credit Agreement shall be deemed to be a consent to the transactions contemplated hereby.

Section 9.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and;

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.27 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class

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exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 9.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Secured Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be

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stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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Article X

GUARANTY

Section 10.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Credit Parties, including specifically all Obligations, arising in connection with this Agreement or any of the other Credit Documents, Secured Hedging Agreement or Treasury Management Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Credit Parties may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor are adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations whether or not due or payable by any Credit Party upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders and to any Secured Hedging Agreement Counterparty or Treasury Management Counterparty, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Credit Party shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Credit Party, the estate of such Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any

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such Guarantor, any other Guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Credit Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Credit Party, or (e) any payment made to the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty on the Obligations which the Administrative Agent, such Lenders or such Secured Hedging Agreement Counterparty or Treasury Management Counterparty received from any Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5 Authorization. Each of the Guarantors authorizes each of the Administrative Agent, the Lenders, the Treasury Management Counterparties and the Secured Hedging Agreement Counterparties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6 Reliance. It is not necessary for the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty to inquire into the capacity or powers of any Credit Party or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy. Each of the Guarantors waives any defense based on or arising out of any defense of the

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Borrower, any other Guarantor or any other party other than payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party other than payment in full in cash of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender, Treasury Management Counterparty or Secured Hedging Counterparty by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender, Treasury Management Counterparty or Secured Hedging Counterparty may have against the Credit Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, Treasury Management Counterparties or Secured Hedging Counterparties even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Administrative Agent or any Lender, any Secured Hedging Agreement Counterparty or any Treasury Management Counterparty against the Borrower or any other Guarantor of the Obligations owing to the Administrative Agent or the Lenders or such Secured Hedging Agreement Counterparty or Treasury Management Counterparty (collectively, the “Other Parties”) or any contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full in cash and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty may now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Secured Hedging Agreement Counterparties and Treasury Management

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Counterparties to secure payment of the Obligations until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full in cash and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement. This Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender, Secured Hedging Agreement Counterparty or Treasury Management Counterparty shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Secured Hedging Agreement Counterparty or Treasury Management Counterparty under its Secured Hedging Agreement or Treasury Management Agreement, as applicable.

Section 10.9 Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10 Eligible Contract Participant. Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article X to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article X becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided, however, that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Obligations of such Guarantor under this Article X by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11 Keepwell. Without limiting anything in this Article X, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article X becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article X in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until termination of the Commitments and payment in full in cash of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

GPM PETROLEUM LP, as the Borrower

By: GPM Petroleum GP, LLC, its General Partner

By: /s/ Don Bassell_________________________

Name: Don Bassell
Title: CFO

By: /s/ Maury Bricks_________________________

Name: Maury Bricks
Title: General Counsel

GPM PETROLEUM, LLC, as a Guarantor

By: /s/ Don Bassell_________________________

Name: Don Bassell
Title: CFO

By: /s/ Maury Bricks_________________________

Name: Maury Bricks
Title: General Counsel

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender, Issuing Lender, Swingline Lender, and as the Administrative Agent

By: /s/ Gabrielle Uzdin_______________________

Name: Gabrielle Uzdin
Title: Duly Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By: /s/ Colleen Landau_______________________

Name: Colleen Landau
Title: Senior Vice President

KeyBank, National Association, as a Lender

By: /s/ Anna Rausche______________________

[Signature Page to Second Amended and Restated Credit Agreement]

Name: Anna Rausche
Title: Senior Vice President

Santander Bank, N.A., as a Lender

By: /s/ Puiki Lok______________________

Name: Puiki Lok
Title: Senior Vice President

WELLS FARGO BANK, N.A., as a Lender

By: /s/ Todd Alcantara______________________

Name: Todd Alcantara
Title: Managing Director

Fifth Third Bank, National Association, as a Lender

By: /s/ Mike Ross_____________________

Name: Mike Ross
Title: Managing Director, SVP

Raymond James Bank, as a Lender

By: /s/ Mark Specht____________________

Name: Mark Specht
Title: VP

JPMorgan Chase Bank, N.A., as a Lender

By: /s/ Caroline Eagan____________________

Name: Caroline Eagan
Title: Vice President

TRUIST BANK, as a Lender

By: /s/ Steve Curran___________________

Name: Steve Curran
Title: Director

Atlantic Union Bank, as a Lender

By: /s/ William P. Massie____________________

Name: William P. Massie
Title: Vice President

Primis Bank, as a Lender

[Signature Page to Second Amended and Restated Credit Agreement]

By: /s/ Charles B. Vaughters___________________

Name: Charles B. Vaughters
Title: Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]